EXHIBIT 99

Press Release dated July 10, 1997 of Darden Restaurants, Inc.

                          DARDEN RESTAURANTS ANNOUNCES
                           INVESTOR RELATIONS CHANGES

ORLANDO, FL -- Darden Restaurants, Inc. announced today Clarence Otis, Jr. has been promoted to Senior Vice President, Investor Relations and Treasurer. Otis, who has been the company's vice president/treasurer since June 1995 and has more than 15 years experience in finance, will take over the Investor Relations area from Ted Blood, who is leaving the company to take another position.

Darden also announced the promotion of Matthew Stroud to Director of Investor Relations. He will assume the day-to-day investor relations responsibilities, reporting to Otis.

"This promotion recognizes the important contributions Clarence has made as our corporate treasurer, and the fact that he is ideally suited to assume responsibility for the Investor Relations Department," said Joe Lee, Chairman and CEO, adding that Otis will have "a direct working relationship" with him. "With his Wall Street experience, comprehensive financial background and experience with our credit and banking relationships, his broad perspective will help align our communications with the financial and investment communities."

Prior to joining Darden, Otis was Managing Director and Manager of Public Finance with Chemical Securities, Inc. in New York for more than three years, where he managed a section of their municipal securities group. He's also worked for Siebert Municipal Capital Group as Managing Director and Principal; The First Boston Corporation as Vice President, Public Finance; and Kidder, Peabody & Company as Assistant Vice President, Public Finance. He holds a law degree from Stanford Law School and spent four years as a securities litigator.

Matthew Stroud has been with the company for seven years, most recently as manager, Strategic Analysis in the Investor Relations Department. Before that he was a senior financial analyst for the corporation, Red Lobster and Red Lobster Japan. Stroud has an MBA from Brigham Young University.

Blood will exit his post as Senior Vice President, Investor Relations and Strategic Planning, effective July 28, to take a position with Times Mirror Company in Los Angeles.

"Ted was a key member of our 'spin-off" team when we separated from General Mills and played an important role in developing a strong relationship with our shareholders and the financial community, and in establishing our strategic direction," said Lee. "We're happy Ted will be able to be closer to his family and wish him and his wife, Martha, all the best in the future."

Darden Restaurants, headquartered in Orlando, Florida, owns and operates Red Lobster, The Olive Garden and Bahama Breeze restaurants.